Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS: Rachel Carroll VP Corporate Communications P: 212 920 3500 E: rcarroll@ener1.com	MEDIA RELATIONS Jon Coifman Waggener Edstrom Worldwide P: 212 907 6516 E: jcoifman@waggeneredstrom.com

Ener1 Reports Second Quarter 2008 Results

New York, NY (August 14, 2008) – Ener1, Inc. (AMEX: HEV), maker of advanced battery technology to power the next generation of hybrid, electric and plug-in vehicles, today reported second quarter 2008 financial results.
Highlights from second quarter financial and operational results include the following significant events that occurred after the end of the quarter:

•	Ener1 moved its Corporate Headquarters to New York.

•	Ener1 added 36 employees in the production, manufacturing and engineering areas of EnerDel. This is an increase of 63% from the beginning of the year.

•	Ener1 continues to have the funds necessary to develop its business plan, including cash of $34 million and a commercial equipment lease line of $7 million. The Company’s balance sheet is debt free following the EnerDel restructuring transaction completed yesterday.

•	Ener1 has accelerated its R&D spending during the quarter as it continues progress towards meeting the delivery milestones under the Supply Agreement with Think Global AS. The Company’s R&D spending increased $3.1 million in the second quarter to $5.4 million. R&D expenses are net of reimbursements of $1 million under USABC and government research contracts.

•	Ener1 completed the restructuring of its EnerDel subsidiary so that it now owns 100% of its outstanding equity. In exchange for Delphi’s interest in EnerDel, Ener1 transferred 2.8 million shares of its common stock and $8 million in cash and reduced the exercise price of certain warrants, previously issued to Delphi. The company believes this will be a catalyst for further partnership discussions.

•	Ener1 remains optimistic about the long term strategic value of EnerDel’s partnership with Think Global. The Company believes it is on track to meet the commercial delivery milestones by the end of 2008 and has positioned the company to be able to enlarge capacity in anticipation of further increases in the base level supply agreement. The next production milestone is the delivery of 20 pre-production units to Think from the end of August. The in-vehicle testing has begun in Norway, and Ener1 remains committed to meeting the stated goal of being in volume production by the end of 2008.

•	Ener1 expanded its institutional shareholder base through addition to Russell 2000 index and recent listed options trading.

•	Management believes that the Company is positioned to announce two additional development contracts prior to the end of the year with key Tier One OEM or Automotive Manufacturers.

“The year’s second quarter was characterized by full execution on our financial and operational goals in our advanced automotive battery subsidiary and throughout the company,” said Ener1 Chairman, Charles Gassenheimer. “We set aggressive targets for 2008, including resetting our balance sheet and executing on key business relationships, culminating in the completion of Ener1’s acquisition of the non-controlling interest in EnerDel. We continue to complete our transition from an R&D to a products and solutions company in the rapidly evolving business of energy storage.”

Management will host a conference call this morning at 10:00 a.m. Eastern Standard Time, to discuss the second quarter results and give guidance on the company’s financial position and objectives. To participate in the conference call, please dial 1-888-680-0894 from within the United States, or 617-213-4860 from outside the United States. The participant pass code is 26950094.

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Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

About Ener1, Inc.:

Ener1 develops and manufactures compact, high performance lithium-ion (Li-ion) batteries to power the next generation of hybrid and electric vehicles. The publicly traded company (AMEX:HEV) is led by an experienced team of engineers and energy system experts who are building proprietary innovations based on technology originally pioneered at the Argonne National Lab and the engineering and chemistry teams at its EnerDel lithium-ion battery subsidiary.

EnerDel makes its batteries at its state-of-the-art facility in Indianapolis, Indiana, and is seeking to become the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles in the United States. Demand for battery solutions is being driven by a need to reduce dependence on oil as well as growing concern about vehicle emissions. In addition to the autos, applications for Ener1 lithium-ion battery technology include medical, military, aerospace, electric utilities and other growing markets.

EnerDel recently received the prestigious R&D 100 award for excellence in its technology and uniquely innovative design. The award is shared by EnerDel and its research partners at Argonne National Laboratory. EnerDel is an active member of the United States Advanced Battery Consortium, which works closely with automakers, component companies and others to accelerate the commercial development of new battery technology.

Major shareholders of Ener1 include the Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production.  ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 has also received funding from a growing number of institutional investors.

In addition to battery technology, Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

ENER1, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	December 31, 2007
	2008
ASSETS
Current assets
Cash and cash equivalents	$34,020	$24,826
Accounts receivable	1,097	102
Other current assets	2,099	702

Total current assets	37,126	25,630
Property and equipment, net	5,152	4,287
Equipment deposits and restricted cash	6,760	—
Other assets	968	1,384

Total assets	$50,006	$31,301

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	4,710	3,798
Derivative liabilities	—	10,144
Other current liabilities	108	315

Total current liabilities	4,818	14,257
Convertible notes, advances and accrued interest due to related party,
net of discounts of $0 and $5,250, respectively	—	8,315
2004 senior convertible debentures, net of discount of $0 and
and $3,597, respectively	—	6,037
2005 senior convertible debentures, net of discount of $0 and
$940, respectively	—	1,141

Total liabilities	4,818	29,750
EnerDel, Inc. Series A Redeemable Preferred Stock, 8,000 shares
issued and outstanding; liquidation preference $8,000	9,773	8,577
STOCKHOLDERS’ EQUITY (DEFICIT)	35,415	(7,026)

Total liabilities and stockholders’ equity (deficit)	$50,006	$31,301

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$437	$79	$534	$118
Operating expenses:
General and administrative	2,179	2,260	4,761	4,144
Research and development, net	5,384	2,231	8,449	4,687
Warrant modification costs	—	583	—	583
Depreciation and amortization	191	121	298	231

Total operating expenses	7,754	5,195	13,508	9,645

Loss from operations	(7,317)	(5,116)	(12,974)	(9,527)
Other income (expense):
Interest expense	—	(3,809)	(11,625)	(7,161)
Gain on derivative liabilities	—	924	3,936	1,503
Other, net	111	—	309	(75)

Total other income (expense)	111	(2,885)	(7,380)	(5,733)
Loss before income taxes	(7,206)	(8,001)	(20,354)	(15,260)
Minority interest	(616)	(485)	(1,196)	(943)

Net loss	(7,822)	(8,486)	(21,550)	(16,203)
Preferred stock dividends	—	(528)	—	(1,044)

Net loss attributable to common shareholders	$(7,822)	$(9,014	$(21,550)	$(17,247)

Net loss per share: basic and diluted	$(0.08)	$(0.14)	$(0.22)	$(0.27)

Weighted average shares outstanding: basic and diluted (1)	101,930	64,346	97,651	63,278

(1) Share and per share data for the three and six months ended June 30, 2007 have been adjusted to reflect a 1 for 7 reverse stock split effective April 24, 2008.